EXHIBIT 99.1
                                                                    ------------

             NORTH AMERICAN GALVANIZING & COATINGS REPORTS IMPROVED
                    RESULTS FOR THIRD QUARTER AND NINE MONTHS

     Tulsa, Oklahoma, November 9, 2004 - North American Galvanizing & Coatings, Inc. (AMEX-NGA) announced today a continuing improvement in sales, net earnings and earnings per share for the third quarter and nine months of 2004 over the comparable periods of 2003.

     The Company's net earnings for the third quarter of 2004 were $229,000, an increase of 154% over net earnings of $90,000 for the third quarter of 2003. Earnings per share for the third quarter were $.03 compared to earnings per share of $.01 for the same period a year ago, fully diluted.

     Sales for the three months ended September 30, 2004, were $9,348,000, an increase of 9.8% over sales of $8,516,000 for the third quarter a year ago.

     North American Galvanizing & Coatings' sales for the nine months ended September 30, 2004, were $27,239,000, an increase of 9.2% over sales of $24,954,000 for the same period a year ago. Income from continuing operations of $545,000 for the first nine months of 2004 compared to a loss from continuing operations of $123,000 for the same period of 2003. Net earnings for the ninemonth period were $545,000, or $.07 per share compared to a net loss of $954,000, or $.14 per share for the year-ago period, fully diluted.

     Commenting on the results for the quarter and nine months, Ronald J. Evans, president and chief executive officer, said, "We are pleased with the improved results, which marks three consecutive quarters of increased sales and earnings. A number of factors contributed to the Company's improvement, including a modest but continuing increase in production tonnage, higher operating margins and reductions in administrative expenses."

     The Company is a leading provider of hot dip galvanizing and coatings for corrosion protection of fabricated steel products through its North American Galvanizing Company subsidiary. The Company conducts its galvanizing and coatings business through a network of plants located in Denver, Hurst (Dallas/Fort Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.naqalv.com.
                           --------------

     Cautionary Statement. Statements in this news release that are not strictly historical may be "forward looking" statements, which involve risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including economic and regulatory conditions, issues with suppliers, market demand, pricing and competitive factors, among others, which are set forth in the Company's Form 10-K and other filings with the Securities and Exchange Commission.



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           NORTH AMERICAN GALVANIZING & COATINGS, INC. AND SUBSIDIARY
    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                                    UNAUDITED

                                                            THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                               SEPTEMBER 30                          SEPTEMBER 30
                                                        --------------------------           --------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)            2004            2003                 2004            2003
                                                        ----------      ----------           ----------      ----------
SALES                                                   $    9,348      $    8,516           $   27,239      $   24,954
    Cost of sales                                            6,725           6,122               19,365          17,959
    Selling, general & administrative expenses               1,370           1,597                4,387           4,463
    Depreciation expense                                       686             717                2,068           2,188
                                                        ----------      ----------           ----------      ----------
TOTAL COSTS AND EXPENSES                                     8,781           8,436               25,820          24,610
                                                        ----------      ----------           ----------      ----------

OPERATING INCOME                                               567              80                1,419             344
    Other income                                              --              --                    (25)           --
    Interest (income) expense, net                             198            (109)                 565             498
                                                        ----------      ----------           ----------      ----------

Income (loss) from Continuing Operations
    before income taxes                                        369             189                  879            (154)
    Income tax expense (benefit)                               140              99                  334             (31)
                                                        ----------      ----------           ----------      ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS                       229              90                  545            (123)

Discontinued Operations:
    Loss on discontinued operations, net                      --              --                   --               (77)
    Loss on write-off of assets of
      discontinued operations, net                            --              --                   --              (754)
                                                        ----------      ----------           ----------      ----------
NET INCOME (LOSS)                                       $      229      $       90           $      545      $     (954)
                                                        ----------      ----------           ----------      ----------

OTHER COMPREHENSIVE INCOME
    Unrealized holding gain on investment                     --              --                     12            --
    Reclassification adjustment for realized
    gain included in net income                               --              --                    (16)           --
                                                        ----------      ----------           ----------      ----------
OTHER COMPREHENSIVE INCOME                              $     --        $     --             $       (4)     $     --
                                                        ----------      ----------           ----------      ----------
COMPREHENSIVE INCOME (LOSS)                             $      229      $       90           $      541      $    (954)
                                                        ----------      ----------           ----------      ----------

NET INCOME (LOSS) PER COMMON SHARE
Continuing Operations:
     Basic                                              $     0.03      $     0.01           $     0.08      $    (0.04)
     Diluted                                            $     0.03      $     0.01           $     0.07      $    (0.04)
Discontinued Operations:
    Basic and Diluted                                   $     --        $     --             $     --        $    (0.12)
Net Income (Loss):
    Basic                                               $     0.03      $    (0.01)          $     0.08      $    (0.14)
    Diluted                                             $     0.03      $    (0.01)          $     0.07      $    (0.14)

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